Exhibit 10.3

June 3, 2009

Mr. Paul E. Avery
16205 Sonsoles de Avila
Tampa, FL 33613

Dear Paul,

As we discussed, effective as of July 1, 2009 (the "Retirement Date"), you will retire from OSI Restaurant Partners, LLC (the "Company") and your employment with the Company and its subsidiaries and affiliates will terminate. The purpose of this letter agreement (the "Agreement") is to confirm the agreement between you and the Company concerning your retirement from the Company and the related severance arrangements, as follows:

1.           Retirement; Duties Until Retirement Date. Effective as of the Retirement Date, your employment with the Company will terminate, and you will resign from all other positions, offices and directorships that you hold with the Company, Kangaroo Holdings, Inc. ("Holdings") or any of their respective affiliates or subsidiaries. From the date first written above until the Retirement Date, you shall continue to serve as the Chief Operating Officer of the Company on the terms contained in the Employment Agreement between you and the Company dated June 14, 2007 (as amended, the "Employment Agreement"). Your right to receive the benefits under this Agreement is conditioned upon your continued compliance with the covenants contained in the Employment Agreement and the fulfillment of your duties thereunder. As of the Retirement Date, the Employment Agreement shall terminate, except as expressly provided in this Agreement.

2.           Final Wages and Business Expenses. In accordance with Section 9(a) of the Employment Agreement, you will receive any base salary earned by you during the current payroll period, through the Retirement Date, to the extent not previously paid. You will also be reimbursed for any unreimbursed business expenses incurred under Section 7 of the Employment Agreement, provided you submit appropriate substantiation and documentation in accordance with Company policy. These amounts will be paid to you within thirty (30) days of the Retirement Date whether or not you accept this Agreement.

3.           Severance Benefits. In consideration of your acceptance of this Agreement, and subject to (i) your executing a release agreement in the form attached hereto as Exhibit A (the "Release") that satisfies the condition to severance benefits under the Employment Agreement and (ii) your continued compliance with your obligations under this Agreement and under Sections 10, 11, 13 and 27 of the Employment Agreement, the Company will provide you with the following severance pay and benefits:

(a)           in satisfaction of its obligations under Section 9(b) of the Employment Agreement, the Company will provide you with a severance payment equal to One Million Six Hundred Sixty Eight Thousand Five Hundred and Twenty Five Dollars ($1,668,525.00), which represents the sum of (i) twelve (12) months of your base salary at the rate in effect on the Retirement Date and (ii) the average of the annual bonuses paid to you in respect to the prior three years (which shall include, for these purposes, 50% of the closing bonus paid to you in 2007) (the "Severance Payment"); such Severance Payment to be paid to you in twelve (12) equal monthly installments commencing on the date set forth in Section 5 below;

(b)           if you elect, as of the Retirement Date, under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") to continue to participate in the Company's group medical, dental and vision insurance plans, the Company shall reimburse you on a monthly basis in arrears for the cost of your portion of the COBRA premiums with respect to such coverage for eighteen (18) months following the Retirement Date (such period, the "COBRA Period"); provided that you remain eligible for such participation under applicable law and plan terms, and further provided that the Company's obligations hereunder shall terminate on the date that you become covered under another employer's health, dental and visions plans (in which case you shall notify the Company of such fact within five (5) days of so becoming covered);

(c)           if, as of the end of the COBRA Period, you are not covered under another employer's medical plan and you obtain personal health insurance coverage at your own expense, the Company shall reimburse you on a monthly basis in arrears for the cost of your premiums under such coverage, up to a maximum of $2,400 per month, subject to your providing the Company with such appropriate documentation or substantiation as the Company may require; the Company's obligations under this subsection (c) shall terminate on the earlier of the date that (i) is the eighteen month anniversary of the last day of the COBRA Period and (ii) you become covered under another employer's health plan (in which case you shall notify the Company of such fact within five (5) days of so becoming covered);

(d)           you shall be entitled to an Outback Steakhouse "comp" card for the remainder of your life, subject to the spending limits that are in effect with respect to your existing "comp" card as of May 31, 2009; it being understood that in no event shall any amounts under such "comp" card that are not used in a calendar year be carried over to any subsequent calendar year; and

(e)           in lieu of any payment pursuant to the Company's bonus program for fiscal year 2009, you will be entitled to receive a pro-rata annual bonus in respect of the 2009 fiscal year, based on the 2009 bonus plan approved by the Compensation Committee of the Board of Directors of the Company, as amended on or about May 5, 2009 and without giving effect to any further amendments that may be made after the Retirement Date, such pro-rata bonus to be determined by multiplying the annual bonus that is earned for such year, based on actual performance, by a fraction the numerator of which is the number of months (including partial months) you were employed during such year (which shall be six (6)) and the denominator of which is twelve (12). Any bonus payment under this subsection (e) shall be paid in a single lump sum payment within 90 days after December 31, 2009.

4.           Stock Options; Restricted Stock.

(a)           The option to purchase Four Hundred Fifty Nine Thousand Two Hundred Fourteen (459,214) shares of the common stock of Holdings at Ten Dollars ($10.00) per share (the "Option"), that was granted to you pursuant to that certain Option Agreement dated as of June 14, 2007 between you and Holdings (the "Option Agreement"), shall continue to be governed by such Option Agreement, as amended effective as of the date hereof, the terms of the Holdings 2007 Equity Incentive Plan (the "Equity Plan") and the other agreements referenced therein.

(b)           The One Million Two Hundred Thirty Four Thousand Five Hundred (1,234,500) shares of restricted Holdings common stock (the "Restricted Shares") that were granted to you pursuant to that certain Restricted Stock Agreement dated as of June 14, 2007 by and among Holdings and you (as amended, the "Restricted Stock Agreement") shall continue to be governed by the terms of the Restricted Stock Agreement, as further amended effective June 14, 2009, and the other agreements referenced therein.

5.           Conditions to the Company's Obligations. Any obligation of the Company, Holdings or any of their respective affiliates under Sections 3 and 4 hereof is conditioned upon (i) your executing this Agreement (which includes the release of claims included in Section 13 below) and (ii) your executing the Release and delivering it to the Company within twenty-one (21) calendar days of the Retirement Date; provided, however, that the Severance Payment shall not commence earlier than five (5) business days following the later of the effective date of the Release (that is, the eighth calendar day following the date of your signing the Release, provided you have not revoked such Release) or the date that the Release, signed by you, is received by the Company.

6.           Tax Withholding. All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

7.           Acknowledgement of Full Payment and Status of Benefits. You agree that the payments and benefits provided under Sections 2 and 3 of this Agreement and described in Section 4 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company or any of its affiliates, whether arising under the Employment Agreement or otherwise, in connection with your employment or the termination thereof, and that, except as expressly provided in this Agreement, nothing further is owed to you by the Company or Holdings or any of their respective affiliates. You will not continue to earn vacation or other paid time off after the Retirement Date and, except as expressly provided in Sections 3(b) and 3(d) above, your participation in all employee benefit plans and programs of the Company and its affiliates will end as of the Retirement Date, in accordance with the terms of those plans and programs.

8.           Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation. You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You hereby acknowledge, reaffirm, and agree to comply with all of your post-employment confidentiality, non-solicitation, non-competition and other obligations under Sections 10, 11, and 13 of the Employment Agreement (the "Restrictive Covenants"), in accordance with the terms thereof. The Company's obligations to provide any of the payments and benefits set forth in this Agreement are expressly conditioned on your continued full compliance with the Restrictive Covenants and your compliance with the covenants contained in this Agreement, including, but not limited to, those contained in Section 10 below.

10.           Non-Disparagement. You agree that from and after the date hereof you will not make any false, misleading or disparaging statements about, or otherwise criticize, the Company, Holdings, or any of their respective affiliates, directors, employees, officers, agents, products or services.

11.           Return of Documents and Other Property. In signing this Agreement, you agree that, prior to the Retirement Date, you will return to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and its affiliates as required by Section 12 of the Employment Agreement, and all keys and other property of the Company and its subsidiaries and affiliates in your possession or control. As of the Retirement Date, you agree that you will not, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its affiliates, including without limitation their electronic mail systems. Further, you agree that prior to the Retirement Date you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on its computer network or system.

12.           Cooperation. You agree to cooperate fully with all reasonable requests for information and participation by the Company, its agents or attorneys in prosecuting or defending claims, suits and disputes brought on behalf of or against the Company or its affiliates and in which you are involved or about which you have knowledge.

13.           Release of Claims.

                      (a)           In exchange for the severance pay and benefits provided to you under this Agreement, which are contingent on your signing this Agreement, which includes this release of claims, and to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through you, you hereby release and forever discharge the Company, Holdings, and their respective subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown., which you have had in the past, now have or might have, through the date of your signing of this Agreement, including, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with your employment by the Company or any of its subsidiaries or other affiliates, or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement.

(b)           Excluded from the scope of the release of claims set forth in Section 13(a) is (i) any claim arising under terms of this Agreement after the effective date of this Agreement, (ii) payment of any severance amounts pursuant to Section 3 of this Agreement, any vested rights, payments, or benefits due under any employee benefit plan sponsored or maintained by the Company or any of its affiliates and the Company's obligations to provide you with the gross-up payments referenced in the second paragraph of Section 6 of the Employment Agreement, (iii) any claim arising out of the Option or the Restricted Shares, to the extent vested and as modified as described in Section 4 above, (iv) any right of indemnification or contribution pursuant to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates and (v) any right of indemnification or contribution that you have pursuant to any written stockholder agreement between you and the Company or any of its subsidiaries or other affiliates.

(c)           You also acknowledge that you have been advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to executing this Agreement, and that you have had sufficient time to consider this Agreement and to consult with an attorney, if you wished to do so, or to consult with any other person of your choosing before signing, and you are signing this Agreement voluntarily and with a full understanding of its terms. You further acknowledge that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

14.           Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only your rights and obligations under or with respect to the Option Agreement, the Restricted Stock

Agreement, the Stockholders Agreement (as such term is defined in the Option Agreement), the Registration Rights Agreement (as such term is defined in the Option Agreement), the Equity Plan and your post-employment obligations under Sections 10, 11, 13 and 27 of the Employment Agreement and the Company's rights and remedies under the Employment Agreement, including those other provisions of the Employment Agreement that are necessary or desirable for the enforcement of the aforementioned surviving provisions, all of which shall remain in full force and effect in accordance with their terms. Nothing in this Agreement shall discharge or otherwise affect your obligations under that certain Amended and Restated Promissory Note dated September 24, 2008 between you and Holdings, as amended, that certain Amended and Restated Stock Pledge Agreement dated as of September 24, 2008 between you and Holdings, that certain Promissory Note dated as of June 15, 2009 between you and Holdings and that certain Stock Pledge Agreement dated as of June 15, 2009 between you and Holdings, nor the Company's obligations under that certain Split Dollar Agreement dated August 14, 2008 and effective August 2005, by and between the Company and Nelson R. Avery, Trustee of the Paul E. Avery Irrevocable Trust dated February 19, 1999.

15.           Section 409A. Any taxable welfare benefits provided to you pursuant to this Agreement (the "Applicable Benefits") shall be subject to the following requirements in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The amount of any Applicable Benefits provided during one taxable year shall not affect the amount of the Applicable Benefits provided in any other taxable year, except that with respect to any Applicable Benefits that consist of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefits consist of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. Further, no Applicable Benefits may be liquidated or exchanged for another benefit.

16.           Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of comity or conflicts of laws thereof.

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           If the terms of this Agreement are acceptable to you, please sign, date and return it to the Company. The enclosed copy of this Agreement, which you should also sign and date, is for your records.

Sincerely,

OSI RESTAURANT PARTNERS, LLC

By: /s/ A. William Allen, III

Name: A. William Allen, III
Title: Chief Executive Officer

Accepted and agreed:

Signature: /s/ Paul E. Avery

Date: 6-3-09